Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos.

333-203949 and 333-203949-01

November 14, 2016

American Water Capital Corp.

American Water Works Company, Inc.

$250,000,000 3.000% Senior Notes due 2026

$300,000,000 4.000% Senior Notes due 2046

Term Sheet

Issuer:	American Water Capital Corp.

Support Provider:	American Water Works Company, Inc.

Security:	3.000% Senior Notes due 2026 (the “2026 Notes”) 4.000% Senior Notes due 2046 (the “2046 Notes”)

Size:	$250,000,000 for the 2026 Notes $300,000,000 for the 2046 Notes

Trade Date:	November 14, 2016

Settlement Date:	November 17, 2016 (T+3)

Maturity Date:	December 1, 2026 for the 2026 Notes December 1, 2046 for the 2046 Notes

Benchmark Treasury:	UST 2% due November 15, 2026 for the 2026 Notes UST 2.25% due August 15, 2046 for the 2046 Notes

Benchmark Treasury Yield:	2.221% for the 2026 Notes 2.998% for the 2046 Notes

Spread to Benchmark Treasury:	+80 bps for the 2026 Notes +105 bps for the 2046 Notes

Yield to Maturity:	3.021% for the 2026 Notes 4.048% for the 2046 Notes

Coupon:	3.000% for the 2026 Notes 4.000% for the 2046 Notes

Price to Public:	99.818% for the 2026 Notes 99.168% for the 2046 Notes

Interest Payment Dates:	2026 Notes: June 1 and December 1 of each year, beginning on June 1, 2017 2046 Notes: June 1 and December 1 of each year, beginning on June 1, 2017

Redemption Provisions:

Make whole call:	Adjusted Treasury Rate +15 bps for the 2026 Notes Adjusted Treasury Rate +20 bps for the 2046 Notes

Par call:	On or after September 1, 2026 for the 2026 Notes On or after June 1, 2046 for the 2046 Notes

CUSIP:	2026 Notes: 03040W AN5 2046 Notes: 03040W AP0

ISIN:	2026 Notes: US03040WAN56 2046 Notes: US03040WAP05

Ratings (1):	A3/A (Moody’s/S&P)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc. RBC Capital Markets, LLC TD Securities (USA) LLC Regions Securities LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Academy Securities, Inc. Blaylock Beal Van, LLC C.L. King & Associates, Inc. Loop Capital Markets LLC Multi-Bank Securities, Inc.

(1) Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The term “Adjusted Treasury Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated November 14, 2016.

The Issuer and the Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Mizuho Securities USA Inc. at (866) 271-7403, RBC Capital Markets, LLC at 1-866-375-6829 or TD Securities (USA) LLC at 1-855-495-9846.